CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Statement by Experts" and to the use of our reports dated June 28, 2012 (except for Note 1c and Note 13, to which the date is August 31, 2012) in the Registration Statement on Form 20-F of Morria Biopharmaceuticals, PLC., dated August 31, 2012.

Tel Aviv, Israel	/s/ Kost, Forer, Gabbay & Kasierer KOST, FORER, GABBAY & KASIERER
August 31, 2012	A member of Ernst & Young Global